QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.3

Stock Option Agreement
SLM Corporation Incentive Plan
Non-Qualified, Price-Vested Options—2004

A.
Option Grant.    Stock Options (the "Options") for a total of «Options_Granted» shares of Common Stock, par value $.20, of SLM Corporation (the "Corporation") are hereby granted, to «FIRST_NAME» «LAST_NAME» (the "Optionee"), subject in all respects to the terms and provisions of the SLM Corporation Incentive Plan (the "Plan"), which is incorporated herein by reference, and this Stock Option Agreement (the "Agreement"). The Options are non-qualified stock options and are not incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.

B.
Option Price.    The purchase price per share is «OPTION_PRICE» dollars (the"Option Price").

C.
Grant Date.    The date of grant of these Options is «GRANT_DATE» (the "Grant Date").

D.
Vesting; Exercisability.    The Options are not vested as of the Grant Date. All Options vest upon the earlier of: (1) the Corporation's Common Stock price reaching a closing price equal to or greater than «VESTING_PRICE» per share for five days, but no sooner than one year from the Grant Date; (2) eight years from the Grant Date; or (3) Optionee's death, Disability or Involuntary Termination, unless the Options are terminated earlier in accordance with the provisions of the Plan or this Agreement.

•
Upon termination of employment for any reason, other than death, Disability or Involuntary Termination, any unvested Options will not vest and will be canceled.

•
Upon termination of employment for Misconduct, any Options, vested or unvested, are forfeited.

•
Upon termination for death or Disability, vested Options are exercisable until the earlier of: (1) the Expiration Date; or (2) one year from the date of termination.

•
Upon termination for all reasons except death or Disability, vested Options are exercisable until the earlier of: (1) the Expiration Date; or (2) three months from the date of termination.

E.
Expiration.    These Options expire ten years from the Grant Date (the "Expiration Date"), subject to the provisions of the Plan and this Agreement, which may provide for earlier expiration in certain instances, including Optionee's termination of employment.

F.
Non-Transferable; Binding Effect.    These Options may not be transferred except as provided for in the Plan, and may be exercised during the lifetime of the Optionee only by him or her. The terms of these Options shall be binding upon the executors, administrators, heirs, and successors of the Optionee.

G.
Exercise; Payment of Option Price; Taxes.    These Options shall be exercised only in accordance with the terms of the Plan and this Agreement. Each exercise shall be for no fewer than fifty (50) shares, other than an exercise for all remaining Option shares. Upon exercise of all or part of these Options, the Optionee shall pay the Option Price to the Corporation only in the following manner: either (i) by cash or certified or cashier's check, (ii) by arrangement with a broker where payment is made pursuant to an irrevocable direction to the broker to sell sufficient Option shares and pay the entire Option Price to the Corporation in cash, or (iii) by delivery of shares of Common Stock of the Corporation that have been owned by Optionee for at least six months. The value of any such shares delivered as payment of the Option Price shall be such shares' fair market value as indicated by the price per share of the Corporation's common stock at the time of exercise. In addition, as a condition to the issuance of shares of Common Stock of the Corporation pursuant to these Options, the Optionee agrees to remit to the Corporation at the time of any exercise of these Options any taxes required to be withheld by the Corporation under federal, state, or local law as a result of the exercise of these Options.

H.
Vesting Upon Change In Control.    Notwithstanding anything to the contrary in this Agreement, any of the Options which have not otherwise become exercisable shall become immediately exercisable upon a Change in Control of the Corporation. For purposes of this paragraph, the term "Change in Control" means an occurrence of any of the following events: (a) an acquisition (other than directly from the Corporation) of any voting securities of the Corporation (the "Voting Securities") by any "person or group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than an employee benefit plan of the Corporation, immediately after which such person or group has "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of the Corporation's then outstanding Voting Securities; (b) approval by the stockholders of (i) a merger, consolidation or reorganization involving the Corporation, unless the Corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") shall adopt or assume the Plan and this Option and either (A) the stockholders of the Corporation immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation, or reorganization, at least seventy-five percent (75%) of the combined voting power of the Surviving Corporation in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, or (B) at least a majority of the members of the Board of Directors of the Surviving Corporation were directors of the Corporation immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization, or (ii) a complete liquidation or dissolution of the Corporation; or (c) such other events as the Committee or the Board from time to time may specify.

In the event that, as a result of the Options becoming exercisable in connection with a Change in Control, any state, local or federal taxing authority imposes any taxes on the Optionee that would not be imposed but for the occurrence of a Change in Control, including any excise tax under Section 4999 of the Internal Revenue Code and any successor or comparable provision, then the Corporation (including any successor to the Corporation) shall pay to the Optionee at the time any such tax becomes payable an amount equal to the amount of any such tax imposed on the Optionee (the amount of any such payment, the "Parachute Tax Reimbursement"). In addition, the Corporation (including any successor to the Corporation) shall "gross up" such Parachute Tax Reimbursement by paying to the Optionee at the time any such tax becomes payable an additional amount equal to the aggregate amount of any additional taxes (whether income taxes, excise taxes, special taxes, employment taxes or otherwise) that are payable by the Optionee as a result of the Parachute Tax Reimbursement being payable to the Optionee and/or as a result of the additional amounts payable to the Optionee pursuant to this sentence, such that after payment of such additional taxes the Optionee shall have been paid on an after-tax basis an amount equal to the Parachute Tax Reimbursement.

I.
Board Interpretation.    The Optionee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Board of Directors of the Corporation and, where applicable, the Compensation and Personnel Committee of the Board of Directors (the "Committee") concerning any questions arising under this Agreement or the Plan.

J.
Amendments for Accounting Charges:    The Committee reserves the right to unilaterally amend this Agreement to reflect any changes in applicable law or financial accounting standards.

K.
Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of Delaware, without giving effect to principles of conflicts of law.

L.
Notices.    All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, telefaxed or telecopied to, or, if mailed, when received by, the other party at the following addresses:

If to the Corporation to:

Director, Stock Plans
Sallie Mae
12061 Bluemont Way
Reston, VA 20190
Fax: (703) 984-5170

If to the Optionee, to (i) the last address maintained in the Corporation's Human Resources files for the Optionee or (ii) the Optionee's mail delivery code or place of work at the Corporation.

M.
Miscellaneous.    In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision. The headings in this Agreement are solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect. The Optionee shall cooperate and take such actions as may be reasonably requested by the Corporation in order to carry out the provisions and purposes of the Agreement. The Optionee is responsible for complying with all laws applicable to Optionee, including federal and state securities reporting laws.

The optionee must contact Merrill Lynch to accept the terms of this grant. Merrill Lynch can be contacted at www.benefits.ml.com or by phone at 1-877-SLM-ESOP. If the optionee fails to accept the terms of this grant, the options may not be exercised.

SLM CORPORATION
[INSERT SIGNATURE]
By:	Albert L. Lord, Vice Chairman and Chief Executive Officer

Copies of the Plan Document and Prospectus are available on the Sallie Mae Stock Options Intranet site located at http://salliemaecentral.com/legal/esop/plandocs.htm. Paper copies of these documents can be obtained by contacting the Plan Administrator by sending an email to stock.options@slma.com, or to request by fax to (703) 810-7170.

QuickLinks

Stock Option Agreement SLM Corporation Incentive Plan Non-Qualified, Price-Vested Options—2004